UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  November 20, 2012

DLH Holdings Corp.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-18492

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1776 Peachtree Street, N.W.

Atlanta, GA 30309

(Address and zip code of principal executive offices)

(866) 952-1647

(Registrant’s telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 21, 2012, DLH Holdings Corp. (the “Company”) entered into an amendment to its employment agreement with Zachary C. Parker, its Chief Executive Officer and President, the terms and conditions of which are described in Item 5.02 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On November 21, 2012, the Company and Mr. Parker entered into an agreement to amend certain of the terms and conditions of Mr. Parker’s existing employment agreement with the Company (the “Amendment”), the terms of which are summarized below. The following description of the Amendment is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Amendment provides for increases in Mr. Parker’s base salary upon the achievement of certain performance conditions regarding the Company’s operations and also extends the term of his current employment agreement to September 30, 2015. Pursuant to the Amendment, in the event the Company reports positive net income for a fiscal quarter ending prior to the expiration date of the amended term of the employment agreement, as determined in accordance with generally accepted accounting principles, Mr. Parker shall receive a 5% increase in his base salary. Further, in the event that the Company subsequently continues to report positive net income on a quarterly basis (as determined in accordance with generally accepted accounting principles) for two sequential quarterly periods, Mr. Parker’s base salary shall be increased by an additional 5%. In addition, under the Amendment, the Company and Mr. Parker have a mutual option, to be exercised prior to the new expiration date, to further extend the term of the employment agreement for an additional one year period. If the parties agree to exercise this right, the expiration date shall be extended to September 30, 2016 and the Company shall pay Mr. Parker a $50,000 bonus.

In addition, the Company granted Mr. Parker options to purchase 250,000 shares of common stock under the Company’s 2006 Long Term Incentive Plan, as amended (the “2006 Plan”). The options, to the extent vested, shall be exercisable for a period of ten years at the per share exercise price equal to the fair market value of the Company’s common stock on the effective date of the Amendment, as determined in accordance with the 2006 Plan. The options will vest in full if the closing price of the Company’s Common Stock equals or exceeds the lesser of (i) $4.00 per share or (ii) a per share price equal to 200% of the exercise price, in each case for ten consecutive trading days. In the event of the termination of Mr. Parker’s employment, the options granted pursuant to the Amendment will be treated in accordance with the original terms and conditions of his employment agreement, except that if his employment is terminated by the Company without cause, or by him for good reason, then to the extent that such options are vested, he shall have a period of twelve months to exercise such options. Other than as modified by the Amendment, the provisions of Mr. Parker’s original employment agreement remain in full force and effect.

(d)

Effective as of November 20, 2012, the Board of Directors (the “Board”) of the Company elected Austin J. Yerks III to serve as a director of the Company.  Mr. Yerks was elected as a Class 2 director and will serve for an initial term expiring at the Company’s annual meeting of stockholders to be held in 2013 and until his successor shall have been duly elected and qualified. Mr. Yerks also was appointed to the Audit Committee and Strategic Planning Committee of the Board.

Mr. Yerks, age 66, has served as a senior executive in the federal marketplace for over 30 years and from April 1998 to October 2011 held senior managerial positions with Computer Sciences Corporation (CSC) and from 2005 to October 2011, he was the President of CSC’s North American Public Sector — Defense and Intelligence Group, which supported its defense and intelligence clients. Prior to that, he was the President of CSC’s Federal Business Development organization, with responsibility for all business development and strategic marketing oversight for the operational business units of CSC’s Federal Sector. Before joining CSC, Mr. Yerks held senior management and marketing positions with other prominent defense companies.

Presently, he is the President of AJY III Government Strategies LLC, a company he founded which provides consulting services focused on supporting strategic alliances between commercial firms and Federal agencies. Mr. Yerks is a member of the board of directors for the National Defense Industrial Association and other trade associations that support the government services market. Mr. Yerks holds a Master’s degree in Business Administration from the University of Miami and a Bachelor of Science degree from the United States Military Academy at West Point. He also served 10 years in the United States Army.

There is no agreement or understanding between Mr. Yerks and any other person pursuant to which he was appointed to the Board. Mr. Yerks is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Yerks will participate in the non-employee director compensation arrangements applicable to all non-employee directors of the Company as previously disclosed in the Company’s filings with the SEC, most recently in its definitive proxy statement dated January 12, 2012.

The Company hereby incorporates by reference the press release dated November 27, 2012 attached hereto as Exhibit 99.1 and made a part of this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit
	Number	Exhibit Title or Description

	10.1	Amendment to Employment Agreement between the Company and Zachary C. Parker
	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DLH Holdings Corp.

	By:	/s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer
Date: November 27, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to Employment Agreement between the Company and Zachary C. Parker
99.1	Press Release